                              Registration No. 333-_____


As filed with the Securities and Exchange Commission on July 12, 1996

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

MEDICAL RESOURCES, INC.
- -----------------------
(Exact Name of Registrant as Specified in its Charter)


Delaware                      7389                 13-3584552
- ------------          --------------------      ----------------
(State or other         (Primary Standard      (I.R.S. Employer
jurisdiction of         Industrial             Identification
incorporation or         Classification            No.)
organization)            Code Number)


                                    ROBERT J. ADAMSON
                                    Co-President and Principal
                                    Accounting Officer
155 State Street,                   2701 N. Rocky Point Drive,
Hackensack, NJ 07601                Suite 650
(201) 488-6230                      Tampa, Florida 33607
(Address, including zip             (813) 281-0202
code, and telephone number,         (Name, address, including zip
including area code, of             code, and telephone number,
registrant's principal              including area code, of
executive offices)                  agent for service)

Copies of communications to:

STEPHEN M. DAVIS, ESQ.
Werbel McMillin & Carnelutti
A Professional Corporation
711 Fifth Avenue
New York, New York  10022
(212) 832-8300

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / x /


                 CALCULATION OF REGISTRATION FEE

=================================================================
                                Proposed   Proposed
Title of Each                   Maximum    Maximum
Class of                        Offering   Aggregate   Amount of
Securities to    Amount to be   Price Per  Offering    Registration
be Registered    Registered     Unit (1)   Price (1)   Fee

Common Stock,      362,063        $8.94     $3,236,843  $1,117
$.01 par value     shares
=================================================================

[FN]
- ----------------------
(1) Estimated solely for the purpose or calculating the registration fee in accordance with Rule 457 under the Securities
Act of 1933, as amended.

                 -------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

77946

          MEDICAL RESOURCES, INC. CROSS REFERENCE SHEET
            Pursuant to Item 501(b) of Regulation S-K

Form S-3 Item Number and Caption           Location in Prospectus

1. Forepart of the Registration
   Statement and Outside Front             Outside Front Cover Page
   Cover Page of Prospectus                of Prospectus

2. Inside Front and Outside
   Back Cover Pages of Prospectus          Cover Page of Prospectus

3. Summary Information, Risk Factors
   and Ratio of Earnings to Fixed          The Company; Risk
   Charges                                 Factors

4. Use of Proceeds                         Use of Proceeds

5. Determination of Offering Price         Outside Front Cover of
                                           Prospectus; Selling
                                           Stockholder and Plan of
                                           Distribution

6. Dilution                                *

7. Selling Security Holders                Selling Stockholder and
                                           Plan of Distribution

8. Plan of Distribution                    Outside Front Cover of
                                           Prospectus; Selling
                                           Stockholder and Plan of
                                           Distribution

9. Description of Securities to be
   Registered                              Outside Front Cover of
                                           Prospectus; Description
                                           of Capital Stock;
                                           Incorporation of Certain
                                           Documents By Reference
10. Interests of Named Experts and
    Counsel                                *

11. Material Changes                       *

12. Incorporation by Reference             Incorporation of Certain
                                           Documents by Reference
13. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities                        *

* Omitted because the item is inapplicable or the answer thereto is negative.

SUBJECT TO COMPLETION, DATED JULY 12, 1996

Prospectus
                         362,063 Shares

MEDICAL RESOURCES, INC.

Common Stock
($.01 Par Value)

     The shares offered hereby (the "Shares") consist of 362,063 shares of common stock, par value $.01 per share (the "Common Stock") of Medical Resources, Inc., a Delaware corporation (the "Company"). The Shares may be offered from time to time by certain stockholders (the "Selling Stockholders") identified herein. See "Selling Stockholders and Plan of Distribution." The Company will not receive any part of the proceeds from the sales of the shares. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the National Association of Securities Dealers Automated Quotation (NASDAQ) System at the market price then prevailing or at prices related to prevailing prices, although sales may also be made in negotiated transactions at negotiated prices or otherwise. See "Selling Stockholders and Plan of Distribution."

     The Company's Common Stock is traded and quoted on the NASDAQ National Market System under the symbol MRII. On July 9, 1996, the closing sale price of the Common Stock was $8.75 per share.

THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVE A HIGH
DEGREE OF RISK.  SEE RISK FACTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is              , 1996.

          No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contained herein and, if given or made, such information must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.


                      AVAILABLE INFORMATION

          A registration statement on Form S-3 in respect of the Shares offered by this Prospectus (the "Registration Statement") has been filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted herefrom pursuant to the rules and regulations of the Commission. The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the Commission at 7 World Trade Center, New York, New York 10007; and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

          The Company's securities are quoted on the NASDAQ system. Reports and other information about the Registrant may be inspected at the offices maintained by the National Association of Securities Dealers, Inc., NASDAQ Reports Section, at 1735 K Street, N.W., Washington, D.C. 20006.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents or portions of documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 10-K") which contains consolidated financial statements of the Company and certain other information regarding the Company.

(b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

(c)  The Company's Current Reports on Form 8-K dated January 9,
1996 (as amended on Form 8-K/A dated and filed on March 19, 1996), April 30, 1996 and May 20, 1996.

(d) The Company's Registration Statement on Form 10 filed under the Exchange Act, File No. 0-20440, which contains a description of the Company's Common Stock.

(e) All other reports pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended
December 31, 1995.

          Each document filed subsequent to the date of the Prospectus by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

          Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to: Ms. Linda MacKay, Executive Assistant, Medical Resources, Inc., 2701 N. Rocky Point Drive, Suite 650, Tampa, Florida 33607, telephone number: 813/281-0202.
                           THE COMPANY

          The Company operates and manages free standing, outpatient diagnostic imaging centers (hereinafter referred to as "centers"), and provides diagnostic imaging network management services to managed care providers. The Company provides diagnostic imaging services through nineteen outpatient centers, of which it owns all or a majority of the equity. The centers are currently located in New Jersey, New York and Florida. The Company's centers service referring physicians and managed care organizations by providing diagnostic imaging procedures to patients in a comfortable, service oriented environment located outside of an institutional setting. At each of its centers, the Company provides management, administrative, marketing and technical services, as well as equipment and facilities, to physicians who interpret scans performed on patients referred by local physicians. Medical services are provided by interpreting physicians, generally board certified radiologists, with whom the Company typically enters into long-term contracts. All of the Company's centers provide magnetic resonance imaging, which accounts for a majority of their revenues, with most also providing some or all of the following services: computerized tomography, ultrasound, nuclear medicine, general radiology and fluoroscopy and mammography.

          The Company also provides through its wholly owned subsidiary, StarMed Staffing, Inc. (hereinafter referred to as "StarMed"), temporary staffing to acute care and sub-acute care facilities nationwide. StarMed offers services through two divisions: Travel Nursing and Per Diem. Travel nursing describes a temporary staffing arrangement under which a hospital contracts with the Company to provide specialist nursing and allied health staff for short periods (usually ranging from 8 to 26 weeks). Temporary staff provided to the client are relocated from their place of residence to the hospital location for the period of the assignment. The Company employs the staff under a short-term employment agreement, provides accommodation, travel reimbursement and other benefits to employees and bills the client on an hourly basis. Clients develop the need for temporary staffing for a number of reasons the most common of which are seasonal fluctuations in patient census, opening new units and local labor shortages of specialist nurses or allied health staff. Because of the length of the contract periods, client hospitals are better able to schedule their staff in a cost-effective manner in order to meet predictable patient census requirements. In fiscal 1995, the Company expanded its temporary healthcare staffing business by opening eight per diem offices; six in Florida and one each in Missouri and Ohio. In addition, in January 1996, the Company acquired a supplemental healthcare staffing business in California and in June 1996, the Company acquired a supplemental healthcare staffing business in Florida. The Company's per diem staffing segment provides healthcare professionals for daily services to both acute and sub-acute care facilities nationwide.

          The Company was incorporated in Delaware in August 1990, has its principal executive officers at 155 State Street,
Hackensack, New Jersey 07601 (telephone no.: (201) 488-6230) and
2701 N. Rocky Point Drive, Suite 650, Tampa, Florida 33607
(telephone no.: (813-281-0202).  Prior to the Company's
incorporation, the Company's operations, which commenced in 1979,
were conducted by subsidiary corporations.

                          RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, the following facts should be considered carefully by prospective investors in evaluating the Company and its business before purchasing the Shares offered by the Prospectus.

          Liquidity Needs. The Company's required capital expenditures and planned operating expenses are anticipated to be financed by a combination of operating cash flow, funds available through working capital and third party credit facilities. There may be circumstances, however, such as additional acquisitions, that could accelerate the Company's use of cash. If this occurs, the Company may incur, from time to time, additional indebtedness and attempt to issue, in public or private transactions, equity and debt securities. There can be no assurance that the Company will continue to have access to additional financing on terms satisfactory to the Company and the inability to obtain additional capital would have a material adverse effect on the Company's ability to expand the business.

          Recent Net Losses. Although the Company realized net income of approximately $1,298,000 for the three months ended March 31, 1996 and $1,690,000 for the year ended December 31, 1995, the Company incurred net losses of $1,994,000 for the fiscal year ended December 31, 1994 and $2,797,000 for the fiscal year ended December 31, 1993. There can be no assurance that the Company will realize net income in the future.

          Significant Long-Term Debt, Including Capitalized Lease Obligations. The Company has significant outstanding debt comprised principally of capitalized lease obligations relating to the Company's centers. At March 31, 1996, long-term debt excluding current maturities was approximately $23,334,000, of which capitalized lease indebtedness was approximately $7,841,000. Each center generally obtains financing for its equipment (typically with terms ranging from five to seven years) from lenders and lessors, with the equipment and other assets serving as security for the loans. Generally, the center leasing the equipment and the Company's subsidiary which operates the center are the only obligors under each such lease. A default under an equipment lease could materially adversely affect the operations of the applicable center and, consequently, the results of operations of the Company.

          Limitations and Delays in Reimbursement. Third-party payors, including Medicare, Medicaid, Managed Care/HMO providers and certain commercial payors have taken extensive steps to contain or reduce the costs of health care. In certain areas, the reimbursers are subject to regulations as to payments. Current discussions within the federal government regarding national health care reform are emphasizing containment of health care costs. Although patients are ultimately responsible for the payment for services rendered, substantially all of the Company's imaging center's revenues are derived from third-party payors. Successful reduction of reimbursement amounts and rates, changes in services covered, delays or denials of reimbursement claims, negotiated or discounted pricing and other similar measures could materially adversely affect the Company's imaging center's revenues, profitability and cash flow.

          It is generally believed that reimbursement rates will continue to decline due to the advancement of managed care providers such as HMOs and PPOs. The Company enters into contractual arrangements with these organizations which, due to the size of their membership, are able to command reduced rates for services. These agreements may increase the number of procedures performed due to the additional referrals from these managed care arrangements. However, there can be no assurance that the increased volume of procedures associated with these contractual arrangements will more than offset the reduced revenue resulting from the reduction in reimbursement rate per procedure.

          In addition, during 1995 and 1994 approximately 21.8% and 17.9%, respectively, of the Company's total revenues from third-party payors were derived through physicians providing imaging services to patients involved in personal injury claims. Personal injury claims require more extensive documentation than other procedures. In addition, those people with personal injury claims who do not have insurance coverage tend to delay payment until the legal action is resolved, which may result in significant collection delays. Due to the greater complexity in processing, as well as increased information requirements from third-party payors, receivables relating to personal injury claims typically require a longer period of time to collect compared to other receivables and, in the experience of the Company, carry a higher bad debt expense.

          Restrictions Imposed by Government Regulation. The health care industry is highly regulated. The ownership, operation and acquisition of outpatient diagnostic centers are subject to various federal and state laws, regulations and approvals concerning such matters as physician referrals, licensing of facilities and personnel, and Certificates of Need for certain types of health care facilities and major medical equipment. Violations of these laws can result in, among other penalties, the shutdown of the Company's facilities and loss of Medicare and Medicaid reimbursement. At the Federal level, the Federal Anti-Kickback law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring Medicare or Medicaid patients or purchasing, leasing, ordering or arranging for any item or service that is covered by Medicare or Medicaid. The law provides several penalties for engaging in prohibited acts, including criminal sanctions and exclusion from the Medicare and Medicaid programs. Although the Company does not believe that it is operating in violation of this law, the scope of the law remains somewhat unclear and there can be no assurance that the Company would prevail in that position. In addition, in 1991 and subsequently, the Office of the Inspector General of the Department of Health and Human Services promulgated "safe harbor" regulations specifying activities that will be protected from criminal and civil investigation and prosecution under the Federal Anti-Kickback law. Although the Company believes its operations generally qualify for protection under these regulations, the regulations have thus far been relatively untested in practice, and there can be no assurance that the Company would prevail in that position. The Office of the Inspector General has stated that failure to satisfy the conditions of an applicable "safe harbor" does not necessarily indicate that the arrangement in question violates the Federal Anti-Kickback law, but means that the arrangement is not among those that the "safe harbor" regulations protect from criminal and civil investigation and prosecution under that law. The finding of a violation must still be determined based upon the precise language of the Federal Anti-Kickback law.

          The Federal Budget Omnibus Reconciliation Act of 1989 contains provisions that, unless an exception applies, restrict physicians from making referrals to clinical laboratory facilities for services to be rendered to Medicare patients in which the physicians have an ownership interest or with which they have a compensation arrangement (the so-called "Stark I Legislation").
The Federal Omnibus Budget Reconciliation Act of 1993 added provisions to these restrictions on Medicare payment for physician referrals which, effective January 1, 1995, greatly broadened the services which are subject to this referral and payment ban (the so-called "Stark II Legislation"). Specifically with regard to the Company's operations, the Stark II Legislation adds the referral restriction to Radiology or other diagnostic services. The Stark II Legislation also extends these prohibitions to referrals of Medicaid patients. Both the Stark I and the Stark II Legislation provide exceptions for certain types of employment and contractual relationships. The Company believes that it is in compliance with the Stark II legislation but there can be no assurance that the Company's position is correct.

          The State of Florida also enacted in 1992 an anti-kickback statute substantially similar in scope to the Federal
Anti-Kickback law. Although the Company does not believe that it is operating in violation of this law, as with its federal counterpart, the scope of the Florida law remains unclear and there can be no assurance that the Company would prevail in that position.

          The States of Florida, New Jersey and New York have enacted laws that restrict or prohibit physicians from referring patients to health care facilities in which such physicians have a financial interest. Although the Company does not believe that these laws will have a material adverse effect on its operations in these states, there can be no assurance that these laws will not be interpreted or applied in such a way as to create such a material adverse effect, or that these states, or other states in which the Company does business, will not adopt similar or more restrictive laws or regulations that could have such a material adverse effect. In addition, the New Jersey law establishes Certificate of Need requirements relative to the initiation of a health care service or the purchase of major movable equipment. Depending on how these provisions are implemented and applied by the New Jersey authorities, they could have a material adverse effect on the Company's operations in such state.

          The Company continually monitors regulatory initiatives at the federal and state levels. New laws or regulations, changes in current laws or regulations or changes in interpretations of current laws or regulations could have a material adverse effect on the Company. In addition, the cost of complying with the foregoing could materially adversely affect the Company's financial condition.

          Competition. The outpatient diagnostic imaging industry is highly competitive. Competition focuses primarily on attracting physician referrals at the local market level. The Company believes that principal competitors in each of the Company's markets are hospitals, independent or management company-owned imaging centers, some of which are owned with physician investors, and mobile MR units. Some of these competitors have greater financial and other resources than the Company. Principal competitive factors include quality and timeliness of test results, ability to develop and maintain relationships with referring physicians, type and quality of equipment, facility location, convenience of scheduling and availability of patient appointment times. Competition for physician referrals can also be affected by the ownership or affiliation of competing centers or hospitals with certain of the Company's competitors having historically derived a significant portion of their revenues from referrals by physicians who are also investors and have a financial interest in, or are otherwise affiliated with, the competing center or hospital. (See "Restrictions Imposed by Government Regulation"). Managed care has affected the availability of referrals by approving only a certain number of centers in a given geographic region.

          The health care temporary staffing business is also very competitive. StarMed competes for client's business with other providers of travel nurse temporary staffing and with other staffing companies that provide per diem staffing services. StarMed also has to compete for the limited number of available qualified staff. Within the travel nurse segment of the temporary staffing industry, StarMed competes with several companies which are larger and may possess greater financial resources.

          Dependence on Referring Physicians. At each of the Company's imaging centers, certain physicians, in private practice or affiliated with managed care organizations, refer a significant percentage of such center's patients. A significant reduction by any such physician in the number of patients referred to that center could materially adversely affect such centers, and consequently, the Company's operating results.

          Acquisition and Development Strategy. The Company's current external growth strategy focuses primarily on acquiring existing imaging centers and healthcare temporary staffing businesses and integrating them into its operations. With respect to such acquisitions, there can be no assurance that suitable acquisition candidates can be found, that acquisitions can be negotiated on acceptable terms, that necessary financing can be obtained or that the operations of the acquired businesses can be effectively or profitably integrated into the Company's existing operations. Competition for suitable acquisition candidates is expected to be intense and, in addition to local hospital and physician groups, to include regional and national diagnostic imaging service companies and other medical services companies, many of which have greater financial resources than the Company. The Company may also pursue the development of new centers. New centers may incur significant operating losses, during their development stages, and could materially adversely affect the Company's operating results and financial condition. In addition, there can be no assurance that qualified executives who may be required to manage such acquired operations can be successfully retained or employed by the Company.

          Technological Obsolescence. There have been rapid technological advancements made in the software and, to a lesser extent, hardware in the diagnostic imaging industry. Although the Company believes that its equipment can generally be upgraded as necessary, the development of new technologies or refinements of existing technologies might make the Company's existing equipment technologically or economically obsolete. If such obsolescence were to occur, the Company might have to purchase new equipment which could have a material adverse effect on the Company's earnings and cash flow. Although the Company is not currently aware of any pending technological developments which the Company's equipment cannot be upgraded to incorporate, there can be no assurance that such developments will not occur. In addition, certain of the Company's centers compete against local centers which contain more advanced imaging equipment or provide additional modalities.

          Influence by Affiliates of Siegler, Collery & Co. As of July 1, 1996, affiliates of Siegler, Collery & Co., a New York-based investment firm, beneficially owned approximately 33% of the outstanding shares of the Company's Common Stock. Gary N. Siegler and Peter M. Collery, Chairman of the Board and a former director of the Company, respectively, control each of these affiliates (collectively, the "Principal Holders"). As a result of such ownership, Messrs. Siegler and Collery have the ability to influence the Company's policies, the election of directors and the authorization of certain transactions that require stockholder approval.

          Liability Claims and Insurance. The nature of the Company's imaging and temporary staffing businesses entails the risk of professional liability claims. The Company's exposure to such liability is reduced for its imaging centers because interpreting physicians are required to carry their own medical malpractice insurance. Similarly, the Company's temporary nursing personnel perform services in accordance with treatments prescribed by third-party physicians or under hospital supervision. Nevertheless, the Company maintains general liability and professional liability insurance for its imaging and temporary staffing businesses in amounts deemed adequate by management. However, there can be no assurance that potential claims will not exceed the coverage limits or that, in the future, such insurance will be available.

          Sales by Selling Stockholders. All of the Shares being offered hereby are offered solely by the Selling Stockholders which are not restricted as to the prices at which it may sell the Shares. Shares sold below the then current level at which the shares of Common Stock are trading may adversely affect the market price of the Common Stock.

                         USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

          SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

          The Shares offered hereby include 192,063 shares of Common Stock which were issued in connection with the Company's acquisition (the "Acquisition") of the business assets of Access Imaging Center, Inc., a Florida corporation based in Clearwater, Florida ("AICI"). The Acquisition was consummated on May 22, 1996 pursuant to an Asset Purchase Agreement (the "Agreement") dated as of April 30, 1996 by and among the Company, AICI, Stephen Cox, Edie Cox and Clearwater Resources, Inc., a wholly-owned subsidiary of the Company ("Clearwater Resources"). Such 192,063 Shares being offered hereby constitute a portion of the consideration paid by Clearwater Resources for the acquisition of the assets of AICI and the execution of certain non-competition agreements by Mr. Cox and Ms. Cox. The remaining 170,000 Shares offered hereby are issuable upon the exercise of certain outstanding warrants of the Company. To the knowledge of the Company, none of the Selling Stockholders has any material relationship with the Company except as set forth in the footnotes to the following table or as more fully described elsewhere in this Prospectus.

=================================================================

                                Total Number of
                                 Shares to be
                                 Offering For      Total Shares
Name of        Shares Owned      Selling           to be Owned
Selling        Prior to this     Stockholder's     Upon Completion
Stockholder    Offering(1)       Account           of this Offering

                                                   Number   Percent



Stephen Cox       81,920          81,920              0        0%

Edie Cox          82,485          82,485              0        0%

John Arrington,    1,129           1,129              0        0%
Martin Siberger
& Reed Murtaugh

Brett Bolhofner    1,129           1,129              0        0%

Doris Christman      564             564              0        0%

Thomas F. Cox        564             564              0        0%

James P. Darlington  564             564              0        0%


Brian Eisenstadt     564             564              0        0%

Casey Gaines       3,389           3,389              0        0%

Lawrence &         1,129           1,129              0        0%
Catherine Gnage

John & Bertha        564             564              0        0%
Hazlinski

Carolyn Hill         564             564              0        0%

Gregory Hollstrom    564             564              0        0%

James R. Kennedy,  1,129           1,129              0        0%
Jr.

Barry & Brenda       564             564              0        0%
Leeper

John P. Lenhart    1,129           1,129              0        0%

Richard & Joanne   1,129           1,129              0        0%
Leverone

Lidia Linetsky       564             564              0        0%

Kerry M. McCord,     564             564              0        0%
as custodian for
Lacie McCord

Kerry M. McCord      564             564              0        0%
as custodian for
Naysan McCord

Katie Nichols      2,824           2,824              0        0%

Tammy Overcash       564             564              0        0%

Susan Perkins        564             564              0        0%

Georgann Powers      564             564              0        0%

M.K. Roberts         564             564              0        0%

H. E. Rummel       1,694           1,694              0        0%

William K. Saron     564             564              0        0%

Joseph M. Sena     3,389           3,389              0        0%

Linda M. Swart       564             564              0        0%


Raymond James    120,000         120,000              0        0%
& Co.(2)

Lee Skoblow(2)    50,000          50,000              0       0%

=================================================================

[FN]
- ----------------------

(1) Except as otherwise noted, all shares or rights to these shares are beneficially owned and sole voting and investment power is held by the party named. The columns under "Total Shares to be Owned Upon Completion of this Offering" assumes the sale of all Shares offered by the Selling Stockholders hereunder.

(2) Represents shares issuable upon the exercise of certain warrants to purchase Common Stock held by the Selling Stockholder.

                      PLAN OF DISTRIBUTION

          The Selling Stockholders may sell some or all of the Shares in transactions involving broker/dealers, who may act as agent or acquire the Shares as principal. Any broker/dealer participating in such transactions as agent may receive a commission from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker/dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per Share and, to the extent such broker/dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the respective broker/dealer's commitment to the Selling Stockholders. Broker/dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker/dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection which such resales may pay to or receive commissions from the purchasers of such Shares. The Selling Stockholders also may sell some or all of the Shares directly to purchasers without the assistance of any broker/dealer.

          The Company is bearing all costs relating to the registration of the Shares. Any commissions or other fees payable to broker/dealers in connection with any sale of the Shares will be borne by the Selling Stockholders or other party selling such Shares.

          The Selling Stockholders must comply with the requirements of the Act and the Exchange Act and the rules and regulations thereunder in the offer and sale of the Shares. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the Common Stock, and therefore be deemed to be underwriters under the Act, they must comply with Rules 10b-6 and 10b-7 under the Exchange Act, as amended, and will, among other things:

          (a) not engage in any stabilization activities in connection with the Company's securities;

          (b) furnish each broker/dealer through which Shares may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker/dealer; and

          (c) not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company other than as permitted under the Exchange Act.

                  DESCRIPTION OF CAPITAL STOCK

          The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share, and 100,000 shares of Preferred Stock, par value $.01 per share
("Preferred Stock"). As of July 1, 1996, the Company had outstanding 8,866,489 shares of Common Stock.

Common Stock

          The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. The Company's Certificate of Incorporation does not provide for cumulative voting. The Common Stock is not entitled to preemptive rights and is not subject to redemption. Upon liquidation, dissolution, or winding-up of the Company, the assets legally available for distribution to stockholders are distributed ratably among the holders of Common Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock. Each outstanding share of Common Stock is fully paid and nonassessable.

Preferred Stock

          The Company's Certificate of Incorporation provides that the Company may, without further action by the Company's stockholders, issue shares of Preferred Stock in one or more series. The Board of Directors is authorized to establish from time to time the number of shares to be included in any such series and to fix the relative rights and preferences of the shares of any such series, including without limitation dividend rights, dividend rate, voting rights, redemption rights and terms, liquidation preferences and sinking fund provisions. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

Transfer Agent

          The Transfer Agent and registrar for the Common Stock is American Stock Transfer and Trust Company, New York, New York.

                          LEGAL MATTERS

          The validity of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Werbel
McMillin & Carnelutti, a Professional Corporation, 711 Fifth
Avenue, New York, New York 10022.

                             EXPERTS

          The consolidated financial statements and schedule of Medical Resources, Inc. at December 31, 1995 and 1994, and the years then ended, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon incorporated by reference elsewhere herein which, as to the year ended December 31, 1994, is based in part on the reports of Dixon, Odom & Co., L.L.P. and Kempisty & Company, Certified Public Accountants, P.C., independent accountants. The consolidated financial statements referred to above are incorporated herein by reference in reliance upon the authority of such firms as experts in accounting and auditing. The consolidated financial statements and schedule of Medical Resources, Inc. for the year ended December 31, 1993 incorporated by reference in this Prospectus and Registration Statement have been audited, as to combination only, by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon incorporated by reference elsewhere herein, which is based in part on the reports of Price Waterhouse LLP, Dixon, Odom & Co., L.L.P. and Kempisty & Company, Certified Public Accountants, P.C., independent accountants. The consolidated financial statements for the year ended December 31, 1993 are incorporated herein by reference in reliance upon the authority of such firms as experts in accounting and auditing.

          The financial statements of MRI-CT, Inc. at December 31, 1995 and for the year then ended, included in the Company's Current Report on Form 8-K dated January 9, 1996, as amended on Form 8-K/A dated and filed on March 19, 1996, and incorporated by reference in this Prospectus have been so incorporated in reliance on the report of Bard & Glassman, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             PART II

           INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution *

     Securities and Exchange Commission registration fee    $ 1,117
     Accounting fees and expenses                             4,000
     Legal fees and expenses                                 10,000
     Blue Sky fees and expenses                               1,000
     Miscellaneous                                              883

                 Total                                      $17,000


* All amounts are estimates other than the Commission's registration fee. No portion of these expenses will be borne by the Selling Stockholders.


Item 15.  Indemnification of Directors and Officers

          Section 145 of the General Corporation Law of the State of Delaware ("DGCL") empowers the Company to, and the Certificate of Incorporation of the Company provides that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by any reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good specified number of Shares at a stipulated price per Share and, to the extent such broker/dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold
Shares at the price required to fulfill the respective broker/dealer's commitment to the Selling Stockholders.
Broker/dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may eding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to son is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          The Company's Certificate of Incorporation provides, pursuant to Section 145 of the DGCL, for indemnification of officers, directors, employees and agents of the Company and persons serving at the request of the Company in such capacities within other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their position with the Company or such other business organizations.

          Article Ninth of the Registrant's Certificate of Incorporation limits a directors liability in accordance with
Section 102(b) of the DGCL. Specifically, Article Ninth provides that no director of the Company shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth also provides that if the DGCL is further amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL.

Item 16.  Exhibits.

Exhibit
Number                  Description

4.1 Asset Purchase Agreement, dated as of April 30, 1996, between the Company, AICI, Stephen Cox, Edie Cox and
          Clearwater Resources, Inc.*

5.1       Opinion of Werbel McMillin & Carnelutti, a Professional
          Corporation.

23.1      Consent of Werbel McMillin & Carnelutti (included in
          Exhibit 5.01).

23.2      Consent of Ernst & Young LLP.

23.3      Consent of Price Waterhouse LLP.

23.4      Consent of Dixon, Odom & Co., LLP.

23.5      Consent of Kempisty & Company, Certified Public
          Accountants, P.C.

23.6      Consent of Bard & Glassman.

24.1      Power of Attorney (Reference is made to the signature
          page of the Registration Statement).
___________________
* Incorporated by reference from the Company's Current Report on Form 8-K dated April 30, 1996.

Item 17.  Undertaking.

          The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

          4. That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnifications for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                           SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Tampa, State of Florida on July 12, 1996.


                              MEDICAL RESOURCES, INC.


                              By: /s/ Robert J. Adamson
                                  -----------------------
                                  Robert J. Adamson Co-President
                                  and Chief Financial Officer (Co
                                  Principal Executive Officer and
                                  Principal Accounting Officer)

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Adamson and Stephen M. Davis, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statements and any related registration statement filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting along, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on July 12, 1996.

SIGNATURE                CAPACITY IN WHICH SIGNED

/s/ Gary N. Siegler      Chairman of the
- -------------------      Board of Directors
Gary N. Siegler


/s/ Neil H. Koffler      Director
- -------------------
Neil H. Koffler

/s/ Stephen M. Davis     Director
- --------------------
Stephen M. Davis


/s/ Gary Fuhrman         Director
- --------------------
Gary Fuhrman


/s/ John Josephson       Director
- -------------------
John Josephson


/s/Robert J. Adamson     Co-President (Co-Principal Executive
- -------------------      Officer), Chief Financial Officer
Robert J. Adamson        (Principal Accounting Officer) and
                         Director

/s/ William D. Farrell   Co-President (Co-Principal Executive
- -------------------      Officer), Chief Operating Officer
William D. Farrell       and Director


77946

Exhibit 5.1







                              July 12, 1996


Medical Resources, Inc.
155 State Street
Hackensack, New Jersey 07601

Gentlemen:

          You have requested our opinion as counsel for Medical Resources, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the public offering by certain selling shareholders (the "Selling Shareholders") of 362,063 shares of the Company's common stock.

          We have examined the Company's Registration Statement on Form S-3 in the form to be filed with the Securities and Exchange Commission on or about July 12, 1996 (the "Registration Statement"). We further have examined the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the By-Laws, the minute books and other agreements of the Company as a basis for the opinion hereafter expressed.

          Based on the foregoing examination, we are of the opinion that the when the Shares have been issued, delivered and paid for as contemplated in the Prospectus forming a part of the Registration Statement and upon sale by the Company and the Selling Shareholders in the manner described in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              WERBEL MCMILLIN & CARNELUTTI


                              By: /s/ Werbel McMillin & Carnelutti
                                  --------------------------------

Exhibit 23.2


       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the reference to our firm under the caption "Experts" in Registration Statement (Form S-3) and related Prospectus of Medical Resources, Inc. for the registration of 362,063 shares of its common stock and to the incorporation by reference therein of our report dated February 29, 1996, with respect to the financial statements and schedule of Medical Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG
- -------------------

Tampa, Florida
July 12, 1996

Exhibit 23.3

               CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 22, 1994 appearing on page F-4 of Medical Resources, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Price Waterhouse LLP
- -----------------------

Morristown, New Jersey
July 12, 1996

Exhibit 23.4

       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the references to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Medical Resources, Inc. for the registration of 362,063 shares of its common stock and to the incorporation by reference therein of our report dated February 21, 1995 with respect to the financial statements of Kik Kin, L.P. for the years ended December 31, 1994 and January 1, 1994.



/s/ Dixon, Odom & Co., L.L.P.
- ----------------------------


July 11, 1996

Exhibit 23.5

       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 9, 1996, which appears in the annual report on Form 10-K of Medical
Resources, Inc. for the year ended December 31, 1995, and to the reference to our Firm under the caption "Experts" in the Prospectus.



                              /s/ Kempisty & Company
                              ---------------------------
                              Certified Public Accountants, PC.

New York, New York
July 11, 1996

Exhibit 23.6

                  INDEPENDENT AUDITOR'S CONSENT




We consent to the references to us under the heading "Experts" in Registration Statement on Form S-3 and related Prospectus of Medical Resources, Inc. for the registration of 362,063 shares of its common stock and to the incorporation by reference therein of our reports dated February 2, 1996 and October 6, 1995, with respect to the financial statements of MRI-CT, Inc. included in Medical Resources, Inc.'s Current Report on Form 8-K dated January 9, 1996, as amended on Form 8-K/A dated and filed on March 19, 1996 with the Securities and Exchange Commission.



/s/ BARD & GLASSMAN
- ------------------------

New York, New York
July 11, 1996


77946